Exhibit 10.2

SEPARATION AGREEMENT AND RELEASE
This Separation Agreement and Release (this “Agreement”) is entered into by Matador Resources Company, a Texas corporation (“Matador” or the “Company”), and Ryan C. London (“Employee”) as of August 31, 2015 (the “Agreement Date”). Matador and Employee are referred to as the “Parties.” This Agreement cancels and supersedes all prior agreements relating to Employee’s employment with Matador except as provided in this Agreement.
WHEREAS, Matador and Employee entered into an Employment Agreement as of March 13, 2014, effective January 1, 2014 (the “Employment Agreement”). This Agreement is entered into by and between Employee and Matador pursuant to the Employment Agreement;
WHEREAS, because of Employee’s employment as an employee of Matador, Employee has obtained intimate and unique knowledge of all aspects of Matador’s business operations, current and future plans, financial plans and other confidential and proprietary information;
WHEREAS, Employee’s employment with Matador and all other positions, if any, held by Employee in Matador or any of its subsidiaries or affiliates, including officer positions, shall terminate effective as of September 1, 2015 (the “Separation Date”); and
WHEREAS, except as otherwise provided herein, the Parties desire to finally, fully and completely resolve all disputes that now or may exist between them, including, but not limited to those concerning the Employment Agreement (except for the post-termination obligations contained in the Employment Agreement), Employee’s job performance and activities while employed by Matador and Employee’s hiring, employment and separation from Matador, and all disputes over benefits and compensation connected with such employment;
NOW, THEREFORE, in consideration of the premises and mutual covenants and agreements hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:
1.    End of Employee’s Employment. Employee’s employment with Matador shall terminate on the Separation Date.
2.    Certain Payments and Benefits.
(a)    Accrued Obligations. In accordance with Matador’s customary payroll practices, Matador shall pay Employee for all unpaid salary, unreimbursed business expenses, and any accrued but unused vacation through the Separation Date (“Accrued Obligations”).
(b)    Separation Payments. Subject to Employee’s consent to and fulfillment of Employee’s obligations in this Agreement and Employee’s post-termination obligations in Sections 8 and 9 of the Employment Agreement, modified as described below, Matador shall pay Employee the amount of $225,000, minus normal payroll withholdings and taxes (“Separation Payment”), payable in a lump sum on or before September 4, 2015. The Separation Payment will not be treated as compensation under Matador’s 401(k) Plan or any other retirement plan.
(c)    Waiver of Additional Compensation or Benefits. Other than the compensation and payments provided for in this Agreement and the post-termination benefits provided for in the Employment Agreement, Employee shall not be entitled to any additional compensation, benefits, payments or grants under any agreement, benefit plan, severance plan or bonus or incentive program established by Matador or any of Matador’s affiliates, other than any vested retirement plan benefits, any vested equity grants or COBRA continuation coverage benefits. Employee agrees that the release in Section 5 covers any claims Employee might have regarding Employee’s compensation, bonuses, stock options or grants and any other benefits Employee may or may not have received during Employee’s employment with Matador.
3.    Non-Competition and Non-Solicitation Modification. The parties agree that, with respect to the non-competition provision contained in Section 9(a) of the Employment Agreement, the Restricted Period shall last for a time period of six months after the Separation Date. The parties further agree that, with respect to the non-solicitation provision contained in Section 9(b) of the Employment Agreement, the Restricted Period shall last for a time period of twelve months after the Separation Date.
4.    Modification of Post-Termination Determination of Just Cause by the Company. The parties agree that the clawback provision contained in Section 12(e) of the Employment Agreement shall apply only in the event that the Company subsequently discovers the existence of facts or circumstances that would have been grounds for Employee’s termination for Just Cause according to Sections 12(e)(iv), (v), or (vi) of the Employment Agreement.
5.    General Release and Waiver. In consideration of the payments and other consideration provided for in this Agreement, that being good and valuable consideration, the receipt, adequacy and sufficiency of which are acknowledged by Employee, Employee, on Employee’s own behalf and on behalf of Employee’s agents, administrators, representatives, executors, successors, heirs, devisees and assigns (collectively, the “Releasing Parties”) hereby fully releases, remises, acquits and forever discharges Matador and all of its affiliates, and each of their respective past, present and future officers, directors, shareholders, equity holders, members, partners, agents, employees, consultants, independent contractors, attorneys, advisers, successors and assigns (collectively, the “Released Parties”), jointly and severally, from any and all claims, rights, demands, debts, obligations, losses, causes of action, suits, controversies, setoffs, affirmative defenses, counterclaims, third party actions, damages, penalties, costs, expenses, attorneys’ fees, liabilities and indemnities of any kind or nature whatsoever (collectively, the “Claims”), whether known or unknown, suspected or unsuspected, accrued or unaccrued, whether at law, equity, administrative, statutory or otherwise, and whether for injunctive relief, back pay, fringe benefits, reinstatement, reemployment, or compensatory, punitive or any other kind of damages, which any of the Releasing Parties ever have had in the past or presently have against the Released Parties, and each of them, arising from or relating to Employee’s employment with Matador or its affiliates or the termination of that employment or any circumstances related thereto, or (except as otherwise provided below) any other matter, cause or thing whatsoever, including without limitation all claims arising under or relating to employment, employment contracts, employee benefits or purported employment discrimination or violations of civil rights of whatever kind or nature, including without limitation all claims arising under the Americans with Disabilities Act, as amended, the Family and Medical Leave Act of 1993, the Equal Pay Act of 1963, the Rehabilitation Act of 1973, Title VII of the United States Civil Rights Act of 1964, 42 U.S.C. § 1981, the Employee Retirement Income Security Act, the Civil Rights Act of 1991, the Civil Rights Acts of 1866 and/or 1871, the Genetic Information Nondiscrimination Act, the Texas Payday Law, the Texas Labor Code or any other applicable federal, state or local employment statute, law or ordinance, including, without limitation, any disability claims under any such laws, claims for wrongful discharge, claims arising under state law, contract claims including breach of express or implied contract, alleged tortious conduct, claims relating to alleged fraud, breach of fiduciary duty or reliance, breach of implied covenant of good faith and fair dealing, and any other claims arising under state or federal law, as well as any expenses, costs or attorneys’ fees. Employee further agrees that Employee will not file or permit to be filed on Employee’s behalf any such claim. Notwithstanding the preceding sentence or any other provision of this Agreement, this release is not intended to interfere with Employee’s right to file a charge with the Equal Employment Opportunity Commission (the “EEOC”), or other comparable agency, in connection with any claim Employee believes Employee may have against Matador or its affiliates. However, by executing this Agreement, Employee hereby waives the right to recover in any proceeding Employee may bring before the EEOC or any state human rights commission or in any proceeding brought by the EEOC or any state human rights commission on Employee’s behalf. This release shall not apply to any of Matador’s obligations under this Agreement or post-termination obligations under the Employment Agreement, any vested retirement plan benefits, any vested equity grants or COBRA continuation coverage benefits. Employee acknowledges that certain of the payments and benefits provided for in Section 2 of this Agreement constitute good and valuable consideration for the release contained in this Section 5.
6.    Return of Matador Property. Within seven days of the Agreement Date, Employee shall, to the extent not previously returned or delivered: (a) return all equipment, records, files, programs or other materials and property in Employee’s possession which belongs to Matador or any of its affiliates, including, without limitation, all computers, printers, laptops, personal data assistants, cell phones, credit cards, keys and access cards; and (b) deliver all original and copies of Confidential Information (as defined in the Employment Agreement) in Employee’s possession and notes, materials, records, plans, technical data or other documents, files or programs (whether stored in paper form, computer form, digital form, electronically or otherwise) in Employee’s possession that contain Confidential Information. By signing this Agreement, Employee represents and warrants that Employee has not retained and has or will timely return and deliver all the items described or referenced in subsections (a) or (b) above; and, that should Employee later discover additional items described or referenced in subsections (a) or (b) above, Employee will promptly notify Matador and return/deliver such items to Matador.
7.    Non-Disparagement. Employee agrees that Employee will not, directly or indirectly, disclose, communicate, or publish any disparaging information concerning Matador or the Released Parties, or cause others to disclose, communicate or publish any disparaging information concerning the same. Matador, on its own behalf and on behalf of its officers and directors, agrees that they will not, directly or indirectly, disclose, communicate or publish any disparaging information concerning Employee, or cause others to disclose, communicate, or publish any disparaging information concerning Employee. Notwithstanding the foregoing, the provisions of this Section shall not apply with respect to any charge filed by Employee with the EEOC or other comparable agency or in connection with any proceeding with respect to any claim not released by this Agreement.
8.    Not An Admission of Wrongdoing. This Agreement shall not in any way be construed as an admission by either Party of any acts of wrongdoing, violation of any statute, law or legal or contractual right.
9.    Voluntary Execution of the Agreement. Employee and Matador represent and agree that they have had an opportunity to review all aspects of this Agreement, and that they fully understand all the provisions of the Agreement and are voluntarily entering into this Agreement. Employee further represents that Employee has not transferred or assigned to any person or entity any claim involving Matador or any portion thereof or interest therein.
10.    Ongoing Obligations. Employee reaffirms and understands Employee’s ongoing obligations in the Employment Agreement, including Sections 8, 9 (as modified herein), 10, 11 and 21.
11.    Binding Effect. This Agreement shall be binding upon Matador and upon Employee and Employee’s heirs, administrators, representatives, executors, successors and assigns and Matador’s representatives, successors and assigns. In the event of Employee’s death, this Agreement shall operate in favor of Employee’s estate and all payments, obligations and consideration will continue to be performed in favor of Employee’s estate.
12.    Severability. Should any provision of this Agreement be declared or determined to be illegal or invalid by any government agency or court of competent jurisdiction, the validity of the remaining parts, terms or provisions of this Agreement shall not be affected and such provisions shall remain in full force and effect.
13.    Entire Agreement. Except for the post-termination obligations in the Employment Agreement, as modified by this Agreement, any vested retirement plan benefits, any equity grant agreements and COBRA continuation coverage benefits, this Agreement sets forth the entire agreement between the Parties, and fully supersedes any and all prior agreements, understandings, or representations between the Parties pertaining to Employee’s employment with Matador, the subject matter of this Agreement or any other term or condition of the employment relationship between Matador and Employee. Employee represents and acknowledges that in executing this Agreement, Employee does not rely, and has not relied, upon any representation(s) by Matador or its agents except as expressly contained in this Agreement or the Employment Agreement. Employee and Matador agree that they have each used their own judgment in entering into this Agreement.
14.    Knowing and Voluntary Waiver. Employee, by Employee’s free and voluntary act of signing below, acknowledges that Employee has been advised to consult with an attorney prior to executing this Agreement and agrees to all of the terms of this Agreement and intends to be legally bound thereby. The Parties acknowledge and agree that each Party has reviewed and negotiated the terms and provisions of this Agreement and has contributed to its preparation (with advice of counsel). Accordingly, the rule of construction to the effect that ambiguities are resolved against the drafting party shall not be employed in the interpretation of this Agreement. Rather, the terms of this Agreement shall be construed fairly as to both Parties and not in favor of or against either Party, regardless of which Party generally was responsible for the preparation of this Agreement. This Agreement will become effective, enforceable and irrevocable on the date on which it is executed by both the Company and Employee (the “Effective Date”).
15.    Notices. All notices and other communications hereunder will be in writing. Any notice or other communication hereunder shall be deemed duly given if it is delivered personally or sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth:
If to Employee:

Ryan C. London
[Address]
[City, State Zip]

If to Matador:

Matador Resources Company
One Lincoln Centre
5400 LBJ Freeway, Suite 1500
Dallas, TX 75240
Attention: Board of Directors

Any Party may change the address to which notices and other communications are to be delivered by giving the other Party notice.
16.    Governing Law; Venue; Arbitration. This section of the Agreement shall be governed by Section 23 of the Employment Agreement.
17.    Counterparts. This Agreement may be executed in counterparts, each of which when executed and delivered (which deliveries may be by facsimile or other electronic method of delivery) shall be deemed an original and all of which together shall constitute one and the same instrument.
18.    No Assignment of Claims. Employee represents and agrees that Employee has not transferred or assigned, to any person or entity, any claim involving Matador, or any portion thereof or interest therein.
19.    No Waiver. This Agreement may not be waived, modified, amended, supplemented, canceled or discharged, except by written agreement of the Parties. Failure to exercise and/or delay in exercising any right, power or privilege in this Agreement shall not operate as a waiver. No waiver of any breach of any provision shall be deemed to be a waiver of any preceding or succeeding breach of the same or any other provision, nor shall any waiver be implied from any course of dealing between or among the Parties.
I ACKNOWLEDGE THAT I HAVE CAREFULLY READ THE FOREGOING AGREEMENT, THAT I UNDERSTAND ALL OF ITS TERMS AND THAT I AM RELEASING CLAIMS AND THAT I AM ENTERING INTO IT VOLUNTARILY.

AGREED:

/s/ Ryan C. London	August 31, 2015
RYAN C. LONDON	DATE

[NOTARY]

MATADOR RESOURCES COMPANY

/s/ David E. Lancaster
By:	David E. Lancaster
Name:	Executive Vice President

Date:	August 31, 2015

[NOTARY]